Computershare

Tribute Pharmaceuticals Canada Inc.

Computershare Trust Company, N.A.
250 Royall Street
Canton Massachusetts 02021
Telephone 800 546 5141

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Address

City, Province/State, Postal Code/Zip Code

LETTER OF TRANSMITTAL - Action Required

YOUR ACTION IS REQUIRED - PLEASE FOLLOW THESE INSTRUCTIONS

Our records indicate you currently hold Tribute Pharmaceuticals Canada Inc. ("Tribute") share certificates ("Tribute Shares") that need to be returned to exchange your Tribute Shares for ordinary shares of Parent ("New Shares") as a result of the plan of arrangement (the "Arrangement") among Tribute, ARLZ CA Acquisition Corp. and Aralez Pharmaceuticals Limited ("Parent"). In order to receive your New Shares, and any future dividend or distributions the Board of Directors of Parent may declare, you MUST return these certificates. Please note: If you also hold Tribute Shares in uncertificated form you must still return your certificated shares to receive all of your New Shares. Please follow the instructions below.

If you are a U.S. Resident or otherwise taxable under U.S. income tax legislation, please complete and submit an IRS W-9 form together with your letter of transmittal and share certificate(s). The W-9 form can be accessed on-line at HTTPS://www.irs.gov/pub/irs-pdf/fw9.pdf.

Step 1. Your Tribute Pharmaceuticals Canada Inc. Share Certificates:

Lost	Certificate Numbers	Shares	Lost	Certificate Numbers	Shares

Step 2. Signatures: Sign and date this form.
All registered holders MUST sign exactly as your name(s) appears on your Share Certificate.

Signature of Owner	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

CA VOLUNTAR

025ORG

Additional Instructions for Completing the Exchange Form and Surrendering Certificates

Delivery of Certificates: Tribute share certificate(s) and this Letter of Transmittal must be sent or delivered to Computershare. The method of delivery of certificates to be surrendered to Computershare at one of the addresses set forth on the bottom of this page is at the option and risk of the surrendering shareholder. Delivery will be deemed effective only when received by Computershare. For your convenience, a return envelope is enclosed.

Authorization and Registration: The signature(s) on the reverse side represents that you have full authority to surrender these certificate(s) for exchange and warrants that the shares represented by these certificates are free and clear of liens, restrictions, adverse claims and encumbrances. Issue the new statement in the name(s) of the registered owner(s) as shown on the enclosed certificates(s).

Special Transfer Instructions: If your New Shares are to be issued to a person(s) other than the registered owner(s), a transfer of ownership form must be completed. You may obtain transfer of ownership requirements and instructions by calling Computershare at the number listed below.

Enclose all certificates in the envelope provided and send with completed form to Computershare.

By Mail:
Computershare
Corporate Actions
P.O. Box to 43011
Providence, RI 02940-3011

By Overnight Delivery:
Computershare
Corporate Actions
250 Royall Street
Canton, MA 02021

For Assistance Please Call:
Within USA, US territories & Canada:
800-546-5141
Outside USA, US territories & Canada:
781-575-2879